EB2B COMPLETES PRIVATE PLACEMENT

NEW YORK, Jan. 15, 2002-- eB2B Commerce, Inc. (Nasdaq:EBTBD - news), announced today that it has closed on a private placement of notes and warrants. The Company issued $2,000,000 principal amount of five-year senior subordinated secured notes, convertible into shares of common stock at the rate of $2.42 per share. The warrants are exercisable for an aggregate of 826,439 shares of common stock, at an exercise price of $2.90 per share. The securities issued in the private placement were issued upon the conversion of $2,000,000 of senior secured notes issued by the Company in its prior bridge financing which closed in December 2001. No additional cash consideration was received by the Company.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities in this financing and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act. The securities offered in the private placement will not be and have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About eB2B, Inc.

eB2B Commerce is a leading provider of business-to-business transaction management services that simplify trading partner integration, automation and collaboration across the order management life cycle. The eB2B Trading Network and Transaction Lifecycle Management solutions provide enterprises large and small with a total solution for improving trading partner relationships that enhance productivity and bottom line profitability.

Certain statements contained in this news release which are not based on historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks that may cause actual results to materially differ from projections. Although eB2B believes that its expectations are reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from its expectations. The uncertainties and risks include, among other things, the Company's plans, beliefs and goals, the Company's limited operating history, the ability to raise additional capital, if needed, the risks and uncertainties associated with rapidly changing technologies such as the Internet, the risks of technology development and the risks of competition that can cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.